U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                           ---------------------

                    FORM SB-2/A REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                           ---------------------

                                 NFOX.COM
               ---------------------------------------------
              (Name of small business issuer in its charter)

Nevada                        7372                      88-0425098
(State or other          (Primary Standard             (IRS Employer
jurisdiction        of Industrial Classification       Identification
incorporation            or Code Number)               Number)
organization)

                       6216 S. Sandhill Rd., Suite C
                           Las Vegas, NV  89120
                              (702) 898-0456
       (Address and telephone number of principal executive offices)
                           ---------------------

                       6216 S. Sandhill Rd., Suite C
                           Las Vegas, NV  89120
  (Address of principal place of business or intended principal place of business)

                    Karl Kraft, Chief Executive Officer
                                 NFOX.COM
                       6216 S. Sandhill Rd., Suite C
                           Las Vegas, NV  89120
                              (702) 898-0456
         (Name, address and telephone number of agent for service)
                           --------------------

                       Copies of Communications to:

                        Donald J. Stoecklein, Esq.
                         Sperry Young & Stoecklein
                      1850 E. Flamingo Rd., Suite 111
                           Las Vegas, NV  89119
                              (702) 794-2590

       Approximate date of commencement of proposed sale to public:
 As soon as practicable after the registration statement becomes effective
                        --------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                      Calculation of Registration Fee



                                         Proposed
                                         Offering   Proposed
                                          Price     Maximum
                             Amount to     Per     Aggregate    Amount of
  Title of Each Class of         be       Share     Offering   Registration
Securities to be Registered  Registered    (1)     Price (1)       Fee
Common Stock, $.001 par
value                        2,250,000    $2.00    $4,500,000     $1,251
----------------------------------------------------------------------------
           TOTAL             2,250,000     N/A     $4,500,000     $1,251
============================================================================

(1) The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

              Subject to Completion, dated November 17, 1999

Initial Public Offering
     PROSPECTUS



                                   LOGO


                     2,250,000 Shares of Common Stock
                              $2.00 per share

NFOX.COM
6216 South Sandhill Road, Suite C
Las Vegas, Nevada 89120

The Offering

                                      Per share              Total
Public Price.                           $2.00              $4,500,000
Commissions.                              $0                   $0
Proceeds to NFOX.                       $2.00              $4,500,000

We are offering to the public a minimum of 500,000 and a maximum of 2,250,000 shares of common stock on a "best efforts" basis through our officers, directors and employees.

This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.


            Anticipated Over-the-Counter Bulletin Board symbol:
                                  "NFOX"
                         ________________________

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase. See "Risk Factors" beginning on page 2 for a discussion of certain matters that you should consider prior to purchasing any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                         ________________________

The information contained in this Prospectus is subject to completion or amendment. We have filed a registration statement with the Securities and Exchange Commission relating to the securities offered in this Prospectus. These securities may not be sold by us nor may we accept any offers to buy the securities prior to the time the registration statement becomes effective. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities. We shall not sell these securities in any state where such offer, solicitation or sale would be unlawful before we register or qualify the securities for sale in any such State.

          THE DATE OF THIS PROSPECTUS IS _________________, 1999.

                             Table of Contents

Prospectus Summary                                              1
Risk Factors                                                    2
Use of Proceeds                                                 6
Determination of Offering Price                                 7
Plan of Distribution                                            7
Capitalization                                                  8
Summary Financial Information                                   9
Dilution                                                       10
Litigation                                                     10
Management                                                     11
Principal Stockholders                                         12
Description of Securities                                      12
Legal Matters                                                  14
Experts                                                        14
Our Business                                                   15
Reports to Stockholders                                        18
Management Discussion and Analysis                             18
Facilities                                                     20
Certain Transactions                                           20
Market Price of Common Stock                                   20
Dividends                                                      20
Executive Compensation                                         21
Shares Eligible for Future Sale                                23
Changes in and Disagreements with Accountants                  24
Independent Auditors Report                                   F-1
Balance Sheet                                                 F-2
Statement of Operations                                       F-4
Statement of Stockholders' Equity                             F-5
Statement of Cash Flows                                       F-6
Notes to Financial Statements                                 F-7

                            Prospectus Summary

     NFOX is a Development Stage Company, incorporated in the State of Nevada in April of 1999. We develop portable software components which allow multiple applications to run in one operating system. Additionally, we develop frameworks for the transportation and management of information over computer networks particularly the Internet and related networks. Frameworks are a technology for placing vast amounts of complex information and software routines in a storage library for later projects to use. Our unique software framework is carefully designed for processor and interface portability, low memory footprint, internationalization, and low CPU and network impact. This will allow us to enter a section of the market that has previously been ignored.

     NFOX's principal offices are located at 6216 S. Sandhill Rd., Suite C, Las Vegas, NV 89120 and its telephone number is (702) 898-0456.

     Except as otherwise indicated the share and per share information and data in this Prospectus do not give effect to 1,500,000 shares of Common Stock reserved for issuance under the Company's 1999 Stock Option Plan.

     The net proceeds we will receive from this offering, after deducting expenses of the Offering, including copying, printing and advertising of $2,500, legal fees of $15,000, and other expenses estimated at $2,500, will be approximately $980,000 upon meeting the Minimum Offering and $4,480,000 upon meeting the Maximum Offering.

                               The Offering

Securities Offered.           500,000 Shares Minimum
                              2,250,000 Shares Maximum of Common Stock

Price Per Share.              $2.00

Common Stock Outstanding
     before Offering.         4,517,950 Shares of Common Stock

Common Stock Outstanding
     after Offering.          5,017,950 Shares - Minimum Offering
                              6,767,950 Shares - Maximum Offering

Estimated Net Proceeds.       $4,500,000

Proposed OTCBB Symbol.        NFOX

Use of Proceeds.                        The proceeds of the Offering will
                              be used for working capital to initiate the Company's marketing and promotional program, salaries and benefits for employees and consultants, as working capital and to establish a liquidity base to accommodate cash flow requirements.

                               Risk Factors


Limited History of Business Operations; Development Stage

     We were organized in April of 1999. We have yet to generate revenues from operations and have been focused on organizational and start-up activities since we incorporated. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our products and services, the level of our competition and our ability to attract and maintain key management and employees.

Sufficiency of Funds

     We believe that the proceeds of this Prospectus, together with funds from operations, will be sufficient to satisfy our anticipated cash requirements for at least the 12 months following the completion of this offering. We may be required to seek additional capital in the future to pay salaries, develop new products and fund future growth and expansion through additional equity or debt financing or credit facilities. We cannot assure that such financing would be available, and if available whether it will debt or equity. In either case, the financing could have negative impact on our financial condition and our Stockholders.

Dependence on Key Personnel

     We are dependent upon our current officers and directors, Karl Kraft, Charles Catania, and Ray Waddell; all of whom we have entered into five (5) year contracts with. We substantially depend upon the efforts and skills of Karl Kraft, Chairman and the President of the Company. The loss of Mr. Kraft's services, or his inability to devote sufficient attention to our operations, could materially and adversely affect our operations. We currently do not maintain key man life insurance on Mr. Kraft. The loss of Mr. Kraft, Mr. Catania, Mr. Waddell or our inability to attract and retain other qualified employees could have a material adverse effect on the Company.

     Our future success also depends on our ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we can retain key technical, sales and managerial employees or that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. In addition, there can be no assurance that our current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform.

     Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that we will be successful in attracting highly qualified individuals in key management positions.

     We believe that we have ample experience to design and refine our products. However, marketing and general operations requires management experience of a different nature. We expect that we will have little or no direct experience in the management operations and marketing of the types of products and services we intend to market. Because of our lack of experience, we may be more vulnerable than others to certain risks. We also may be more vulnerable to errors in judgment that could have been prevented by more experienced management. As a result, lack of previous experience could materially and adversely affect our future operations and prospects.

Control by Existing Stockholders

     Assuming we complete the maximum offering of 2,250,000 shares, our existing stockholders will beneficially own 4,517,950 shares of common stock, or approximately 67% of the outstanding voting stock. As a result, our existing stockholders will continue to be able to elect a majority of the board of directors, to dissolve, to merge, or to sell the assets of the Company, and to direct and control our operations, policies and business decisions.

Anti-takeover Effect of Possible Issuance of Preferred Stock and Nevada Corporate Law

     We are authorized to issue up to 10,000,000 shares of authorized but unissued preferred stock. We may issue the preferred stock in one or more series. Our board of directors, at the time of issuance, will determine the terms of each series of preferred stock to be issued without further action by stockholders. The preferred stock may include the following:

     - voting rights (including the right to vote as a series on particular matters);
     -    preferences as to dividends and liquidation;
     -    conversion and redemption rights; and
     -    sinking fund provisions.

     We currently have no plans to issue any preferred stock. If, in the future, we decide to issue preferred stock it could adversely affect the rights of our stockholders, and reduce the value of our common stock and make it less likely that our stockholders would receive a premium for the sale of their shares. We could issue specific rights to future holders of preferred stock to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of the Company by present owners.

Future Capital Needs; Uncertainty of Additional Financing

     The Company currently has no constant and continual flow of revenues. The Company's future liquidity and capital requirements will depend upon numerous factors, including the success of existing and future services and the success of the Company's products. The Company may need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding (if needed), will be available on acceptable terms. Furthermore, debt financing (if available and undertaken) may involve restrictions limiting the Company's operating flexibility.

     Moreover, if the Company were to issue equity securities to raise additional funds, the following results may occur: the percentage ownership of the existing stockholders will be reduced, the Company's stockholders may experience additional dilution in net book value per share, and the new equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. The Company can not predict any additional capital requirements because of the uncertainty of the Company's actual growth. However, in order to pursue its business plan as desired the Company believes that future capital requirements will exceed its current financial position.

     The Company expects to finance operations for fiscal 1999 through cash flow from operations, funds raised from this Prospectus, and possible future private placements of equity securities. If adequate funds are not available on acceptable terms, the Company may be prevented from pursuing future opportunities or responding to competitive pressures. The failure to pursue future opportunities or respond properly to competitive pressures could materially and adversely affect the Company's business, results of operations and financial condition.

Arbitrary Determination of Offering Price; No Public Market for the
Securities

     The initial public offering price of the Shares has been determined arbitrarily by the Company. Factors considered in such determination, in addition to prevailing market conditions, included the history and prospects for the industry in which the Company competes, the prospects of the Company, its capital structure and certain other factors deemed relevant. Therefore, the public offering price of the Shares do not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Common Stock.

Immediate and Substantial Dilution

     The offering price of the Shares will be substantially higher than the net tangible book value of the Common Stock. Investors participating in this offering will incur immediate and substantial dilution of approximately $1.31 per share, if the Maximum Offering is achieved, in the net tangible book value of their investment from the offering price.

No Secondary Trading Exemption

     Secondary trading in the Common Stock will not be possible in each state until the shares of Common Stock are qualified for sale under the applicable securities laws of that state or the Company verifies that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in that state. There can be no assurance that the Company will be successful in registering or qualifying the Common Stock for secondary trading, or availing itself of an exemption for secondary trading in the Common Stock, in any state. If the Company fails to register or qualify, or obtain or verify an exemption for the secondary trading of, the Common Stock in any particular state, the shares of Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in the Company's Common Stock, a public market for the Common Stock will fail to develop and the shares could be deprived of any value.

Year 2000 Issues

     Based on information currently available, the Company believes that the costs associated with Year 2000 compliance, and the consequences of incomplete or untimely resolution of the Year 2000 problem, will not have a material adverse effect on the Company's business, financial condition and results of operations in any given year. However, even if the internal systems of the Company are not materially affected by the Year 2000 problem, the Company's business, financial condition and results of operations could be materially adversely affected through disruption in the operation of the enterprises with which the Company interacts. There can be no assurance that third party computer products used by the Company are Year 2000 compliant. Further, even though the Company believes that its current products are Year 2000 compliant, there can be no assurance that under actual conditions such products will perform as expected or that future products will be Year 2000 compliant. Any failure of the Company's products to be Year 2000 compliant could result in the loss of or delay in market acceptance of the Company's products and services, increased service and warranty costs to the Company or payment by the Company of compensatory or other damages which could have a material adverse effect on the Company's business, financial condition and results of operations.

About this Prospectus

     You should only rely on the information contained in this Prospectus. We have not authorized anyone to provide information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Available Information

     We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our securities are registered under the Securities Exchange Act of 1934, we will file reports and other information with the Securities and Exchange Commission. We intend to register our securities under Section 12(g) of the Exchange Act. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the commission at:

      Public Reference Facilities at:      Pacific Regional Office at:

      450 Fifth Street, Room 1024          5670 Wilshire Boulevard
      N.W. Judiciary Plaza                 11th Floor
      Washington, D.C. 20549               Los Angeles, California 90036


      Chicago Regional Office at:          New York Regional Office at:

      Northwestern Atrium Center           Seven World Trade Center
      500 West Madison Street              13th Floor
      Suite 1400                           New York, New York 10048
      Chicago, Illinois 60661

     In addition, they can be reviewed through the SEC's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC's web site (http://www.sec.gov).

     We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing unaudited interim financial statements for the first three-quarters of each fiscal year.

     We have filed with the Commission a registration statement under the Securities Act of 1933, as amended with respect to the securities offered in this Prospectus. This Prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be inspected without charge at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at the SEC regional offices and copies of all or any part thereof may be obtained at prescribed rates from the public reference section of the SEC. Such reports and other information can be reviewed through EDGAR.

                              USE OF PROCEEDS

     The amounts and timing of expenditures described in the table for each purpose may vary significantly depending on numerous factors, including, without limitation, the progress of our marketing, distribution and further development of our products and services, competing technological and market developments, changes in our existing research relationships, our ability to establish collaborative arrangements, the initiation of commercialization activities, the purchase of capital equipment and the availability of other financing. We anticipate, based on currently proposed plans and assumptions relating to our operations, that our available cash and short-term investments, the proceeds of this offering and cash flow from operations, if any, will be adequate to satisfy our capital needs for at least 12 months following consummation of this offering.

      The proceeds from the sale of the shares of common stock offered hereby are estimated to be approximately $1,000,000 upon meeting the minimum offering and approximately $4,500,000 upon meeting the maximum offering. We intend to utilize the estimated net proceeds during the 12-month period following the offering for the following purposes:

                                          Minimum Amount    Maximum Amount
      Total Proceeds                        $1,000,000        $4,500,000

      Less: Offering Expenses
       Legal                                  $15,000          $15,000
          Copying, Printing &                 $2,500            $2,500
      Advertising
          Other expenses                      $2,500            $2,500
                                         -----------------  --------------
      Net Proceeds from Offering             $980,000         $4,480,000
                                         ================   ==============
      Use of Net Proceeds

           General and Administrative        $650,000         $2,000,000
      fees
           Legal and Accounting fees          $75,000          $150,000
           Internet Server Hardware,
      Software, and Services                  $50,000          $300,000
           Advertising, Marketing,            $50,000          $750,000
      Promotion
           Building and equipment leases      $50,000          $150,000
           Network Hardware Production          --             $400,000
           Equipment

           Working Capital                   $105,000          $730,000
                                         ----------------- ---------------
      Total Use of Proceeds                 $1,000,000        $4,500,000


  We intend to apply the balance of the proceeds of the offering to working capital and general corporate purposes. Our management will have broad discretion with respect to the use of proceeds retained as working capital. Such proceeds may be used to defray overhead expenses and for future opportunities and contingencies that may arise. We expect that our general and administrative expenses will increase as we achieve progress in developing our proposed business plan. For example, a portion of the proceeds allocated to working capital may be used to pay the salaries, benefits and fees to employees and consultants who assist in our business.

                      DETERMINATION OF OFFERING PRICE

     We have arbitrarily determined the initial public offering price of the shares. We considered several factors in such determination.
Including the following:

     * prevailing market conditions, including the history and prospects for the industry in which we compete;
     *    our future prospects;
     *    our capital structure; and
     *    certain other factors which we deemed relevant.

     Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock.

              PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

     We are offering a minimum five hundred thousand (500,000) shares and a maximum of two million two hundred fifty thousand (2,250,000) shares, at two dollars ($2.00) per share. We will sell the shares on a "best efforts basis" through our officers, directors and employees who will not receive any compensation, however, will be reimbursed for their reasonable expenses in connection with the sale of shares.

     You may purchase shares by completing and manually executing a subscription agreement and delivering it with your payment in full for all shares which you wish to purchase to our offices. Your subscription shall not become effective until accepted by us and approved by our counsel.

Minimum Offering Amount. There will be a 500,000 share minimum offering amount of shares that we are required to attain before funds are released for our use. Funds received prior to reaching the 500,000 share minimum will be held in an interest bearing money market account and will not be used until the minimum offering is achieved. Our officers and directors will have sole authority over the funds raised, including the funds prior
to the achievement of the minimum offering.   If we were to be unsuccessful
in achieving the minimum offering, funds, along with any interest earned, will be redistributed to all investors who have purchased the shares offered in this Prospectus. Upon achieving the minimum offering and the acceptance of a subscription for shares, our transfer agent will issue the shares to the purchasers. We may continue to offer shares until the earlier of the offering termination date or the sale of all securities offered in this Prospectus.

                              CAPITALIZATION

          The following table sets forth our capitalization at September 30, 1999, after giving effect to and as adjusted to give effect to the sale of the 500,000 shares minimum and 2,250,000 shares maximum offered in this Prospectus.

                                           ACTUAL              AS
                                         (unaudited)        ADJUSTED
                                             At
                                          September    Minimum     Maximum
                                          30, 1999    Offering    Offering
      Current Liabilities:                   $39,084     $39,084     $39,084

      Stockholders' Equity:
           Common Stock, $0.001 par
      value; 25,000,000 shares
      authorized;
      4,517,950 shares issued and              4,518
      outstanding
      5,017,950 shares issued and
      outstanding as adjusted following
      500,000 share minimum                                5,018
      6,767,950 shares issued and
      outstanding as adjusted following
      2,250,000 share maximum                                          6,768
      Additional paid-in capital             294,432   1,272,432   4,722,432
      Deficit accumulated during
      development stage                    (263,007)   (263,007)   (263,007)
                                          ----------  ----------  ----------
           Stockholders' Equity               35,943   1,014,443   4,466,193
                                          ----------  ----------  ----------
      Total Capitalization                   $75,027  $1,053,527  $4,505,277
                                          ==========  ==========  ==========

                       SUMMARY FINANCIAL INFORMATION

     The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this Prospectus.

    Operating Statement Data:
                                               For the Period
                                               April 14, 1999   For Three
                                               (Inception) to     Months
                                                June 30, 1999     Ended
                                                  (audited)     September
                                                                 30, 1999
                                                               (unaudited)
      Income Statement Data:
      Revenues:                                             $0           $0

      Expenses:
                Total Expenses:                       $101,750     $162,299
                                               ---------------  -----------
      Other Income or Expenses
           Interest Income                                $206         $836
                                               ============================
      Net (Loss) from Operations                    $(101,544)   $(161,463)
                                               ============================
      Loss per share                                    $(.02)       $(.04)
                                               ----------------------------

      Balance Sheet Data:                        At June 30,        At
                                               1999 (Audited)   September
                                                                 30, 1999
                                                               (Unaudited)
      Total Assets.                                   $216,170      $75,027
      Liabilities.                                     $20,764      $39,084
                                                ---------------------------
      Stockholders' Equity.                           $195,406      $35,943
                                                ===========================

                                 DILUTION

     The difference between our initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Our net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

     At September 30, 1999 our common stock had a pro forma net tangible book value of approximately $35,943 or $0.01 per share. After giving effect to the receipt of the net proceeds from the maximum offering offered in this Prospectus at an assumed initial offering price of $2.00 per share, the pro forma net tangible book value of the Company at September 30, 1999, would have been $4,515,943 or $0.67 per share, representing an immediate increase in net tangible book value of $0.66 per share to our present stockholders, and immediate dilution of $1.33 per share to investors, or 67%. The following table illustrates dilution to investors on a per share basis:


      Offering price per share...                                     $2.00
      Net tangible book value per share before offering               $0.01
      Increase per share attributable to investors                    $0.66
      Pro forma net tangible book value per share after offering      $0.67

      Dilution per share to investors                                 $1.33



     The following table summarizes, as of September 30, 1999, the difference between the number of shares of common stock purchased from the Company, the total cash consideration paid and the average price per share paid by existing stockholders of common stock and by the new investors purchasing shares in this offering. The table assumes the sale of the 2,250,000 shares maximum offered in this Prospectus at an assumed initial public offering price of $2.00 per share and before any deduction of estimated offering expenses.

                                                                   Average
                                                                    Price
                                                   Total Cash        Per
                          Shares Purchased       Consideration      Share

                           Amount    Percent    Amount    Percent
      Original           4,517,950     67%     $296,950      6%     $0.07
      Stockholders
      Public             2,250,000     33%    $4,500,000    94%     $2.00
      Stockholders
                       -----------   ------   ----------   -----
           Total         6,767,950    100%    $4,796,950    100%
                       ===========   ======   ==========   =====

                                LITIGATION

     We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

                                MANAGEMENT

     We are currently searching for a Chief Executive Officer and a Vice President of Marketing. The members of our Board of Directors serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors and executive officers are as follows:

      Name                 Age     Title

      Karl Kraft            29     President, Chairman of the Board
      Charles Catania       54     Secretary, Treasurer and Director
      Ray Waddell           63     Director

Duties, Responsibilities and Experience

Karl Kraft acts as the Company's President and Chairman of the Board. Mr. Kraft is the principal designer of the frameworks used in the NFOX operating system, and will be the leader of the technical team. He has been involved with Internet communication technologies since 1985, including news, web site development, web and application servers, and email. From 1989-1999, Mr. Kraft was CEO and CTO for Ensuing Technologies, a small software development firm focusing on mission critical custom applications, and shrink wrap software for Unix based workstations. Mr. Kraft has also created security and encryption components for the NeXTSTEP and OpenStep operating systems that are now owned by Apple Computer Inc.

Charles Catania acts as Secretary/Treasurer and as a Director of the Company. Mr. Catania attended California State University of Fullerton earning a Bachelor of Arts Degree in Business Administration in 1973. Mr. Catania has acted as President and a Director of MarJo Investment
Corporation since 1973, and is presently Vice President of TODO
Construction, a General Contracting Firm in Las Vegas, Nevada.

Ray Waddell is a Director of the Company. Mr. Waddell holds a BS in Business Administration from Los Angeles State. From 1967 to 1975 he was a general partner of Minnet-Waddell Investment Corporation. Since 1975 he has been on the board of directors of several corporations including Latta-Waddell, Todo Construction, Mulberry Hill Construction, Nova Wears and Wearables, and Ensuing Technologies.

                          PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the date of this Prospectus, and as adjusted giving effect to the sale of 500,000 shares minimum and 2,250,000 shares maximum of common stock in this Offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by each of our directors, proposed directors and executive officers, and by all of our directors, proposed directors and executive officers as a group. The address of each person is care of the Company.

                                                        Percent    Percent
       Name of Beneficial Owner               Percent    After      After
                                   Number     Before   Offering   Offering
                                  Of Shares  Offering  (Minimum)  (Maximum)
      Karl Kraft                  2,400,000   53.12%    47.83%     35.46%
      Charles Catania              770,000    17.04%    15.34%     11.38%
      Ray Waddell                  800,000    17.71%    15.94%     11.82%
                                  --------   -------    ------    --------
      All Directors, Officers
      and Principle Stockholders
      as a Group                  3,970,000   87.87%    79.11%     58.66%

      "Beneficial ownership" means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days from the date of this Prospectus.

      The figures in the table are rounded to the nearest percent. In addition, the figures do not reflect 500,000 shares of stock options granted to Mr. Kraft as part of his employment agreement, 100,000 shares of stock options granted to Mr. Catania as part of his employment agreement or 75,000 shares of stock options granted to Mr. Waddell as part of his consulting agreement.


                         DESCRIPTION OF SECURITIES

Common Stock

     Our Articles of Incorporation authorizes the issuance of 25,000,000 shares of common stock, $0.001 par value per share, of which 4,517,950 shares were outstanding as of the date of this Prospectus. Upon sale of the 500,000 shares minimum and 2,250,000 share maximum, we will have outstanding 5,017,950 or 6,767,950 shares of common stock, respectively. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

     Our Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares were outstanding as of the date of this Prospectus. The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

*    adopt resolutions;
*    to issue the shares;
*    to fix the number of shares;
*    to change the number of shares constituting any series; and
*    to provide for or change the following:
     -    the voting powers;
     -    designations;
     -    preferences; and
     - relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
          -    dividend rights (including whether dividends are cumulative);
          -    dividend rates;
          -    terms of redemption (including sinking fund provisions);
          -    redemption prices;
          -    conversion rights; and
          - liquidation preferences of the shares constituting any class or series of the preferred stock.

     In each of the listed cases, we will not need any further action or vote by the stockholders.

     One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Laws

     The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (i) 20 to 331/3%, (ii) 331/3 to 50%, or
(iii) more than 50%. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

     The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation. At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

     The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This Statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination," unless certain conditions are met. The Statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having (i) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (ii) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or
(iii) representing 10 percent or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the Statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (iii) if higher for the holders of Preferred Stock, the highest liquidation value of the Preferred Stock.

                               LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for us by the Law Offices of Sperry Young & Stoecklein, Las Vegas, Nevada. The firm beneficially controls 100,000 shares of our common stock. We consent to and understand this potential conflict of interest.

                                  EXPERTS

     The financial statements of NFOX.COM as of June 30,1999 are included in this Prospectus and have been audited by Barrie L. Friedman, LLP, an independent auditor, as set forth in his report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such individual as an expert in accounting and auditing.

                               OUR BUSINESS

Overview

     We are a developer of portable software components and frameworks for the transportation and management of information over computer networks particularly the Internet and related networks. Frameworks are a technology for placing complex or common software routines in a library for later projects to leverage. Portable software components are multi-platform applications that run in an
Operating System of some kind.

     Our unique software framework is carefully designed for processor and interface portability, low memory footprint, internationalization, and low CPU and network impact. This will allow us to enter a section of the market that has previously been ignored. We feel that with the industry contacts we have obtained and with a solid capital foundation, we will occupy a dominant position in several present and future key market spaces.

     The targeted market spaces we intend to enter include enterprise information and workflow, Internet browsers, information appliances, personal digital assistants, set top boxes, screen phones, and embedded network devices. Due to the variety of market spaces, we will be selling products, services related to the products, and entering into licensing agreements for third parties to use portions of our technology.

     Our ability to occupy and be a major force in each of these market spaces is based on the capability to cross use of component software on both multiple processor and operating systems; such as IBM, Macintosh, Unix and Linux, and also through different application delivery methods; including Graphical user interfaces, command line, web sites, "net stations", Java clients and Client/Server. As new components are developed, innovative applications will be emphasized to take advantage of emerging markets. In addition, the framework allows for components to be shared and transported over networks, allowing the framework to be functional and usable on lightweight platforms under heavy load.

     The framework and certain components are proprietary to the Company. We intend to file for various copyrights, trademarks, patents, and will use certain trade secret agreements in order to protect our intellectual property. The source code to certain components and the method for writing components will be released openly and will generally be available to the public at large.

     Revenues will be generated through the use of our framework offered at our public web site, which we intend to develop and operate. The web site will commingle and sort information for many practical uses, including the use of public company research, price comparisons, online shopping, and other multi-source information services. This information will be offered on a subscription basis.

     As we grow we will grow our revenue base and streams by:
          *    increasing the number of components available to end-users;
          * redeploying the framework and components as new products such as retail software and set top boxes;
          * providing development services to third parties for the creation of custom components;
          * licensing the framework and components, either in sections or total content, to third parties.

     The overall strategy and portable design of the framework is unique, and may give us a competitive advantage and ability to work in several market spaces. Within capital expenditures, our diverse products will initially focus primarily on expansion related to component design and development. This will position us to act quickly as infrastructure and markets develop for future products, such as screen phones, set top boxes, and Internet appliances.

     Our distribution strategies and revenue sources will remain flexible in accordance with evolving product lines.

Impact of the Internet

     The Internet has emerged as a global communications medium, enabling millions of people to gather information, communicate and conduct business electronically. The Internet's ability to empower customers, reduce transaction costs and product development times and accelerate the pace of business transactions has dramatically transformed the competitive landscape of a wide range of industries. The Internet provides customers with a broader selection, increased purchasing power and unparalleled convenience while enabling businesses to reach a global audience, increase economies of scale and operate with minimal infrastructure.

     The Internet has facilitated the emergence of new competitors and is increasingly affecting the methods by which incumbent competitors sell goods and services and manage relationships with customers. For example, in the software industry, the Internet is profoundly changing the way that software is developed and distributed. The Internet has enabled multiple groups of developers to collaborate on specific projects from remote locations around the globe. Developers can write code alone or in groups, make their code available over the Internet, give and receive comments on other developers' code and modify it accordingly. The Internet has also provided an avenue not only for less expensive and speedier delivery of code, but also for support and other online services.

Competition

     The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our products are targeted at the emerging market for Internet software parts and programming tools and, to a lesser extent, at the emerging Java market. Our competitors offer a variety of products and services to address these markets. We believe that the principal competitive factors in this market are product quality, flexibility, performance, functionality and features, use of standards based technology, quality of support and service, company reputation and price. While price is less significant than other factors for corporate customers, price can be a significant factor for individual programmers. Direct competitors include Microsoft, IBM, ILOG and several privately held companies. Microsoft is a particularly strong competitor due to its large installed base. Microsoft may decide in the future to devote more resources to or broaden the functions of its products in order to address and more effectively compete with the functionality of our products. We face direct competition in the Java market from Borland, JavaSoft (a business unit of Sun Microsystems), Microsoft, Sybase, Symantec and other companies for our proposed Java products and we expect to face significant competition in the future from such companies with respect to other Java products we may introduce. Software applications can also be developed using software parts and programming tools in environments other than that in which we currently are involved in. Indirect competitors with such offerings include Microsoft, Borland, Oracle, ParcPlace-Digitalk and Powersoft (a subsidiary of Sybase). Many of these competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and larger installed bases of customers than us. In addition, several database vendors, such as Informix, Oracle and Sybase are increasingly developing robust software parts for inclusion with their database products and may begin to compete with us in the future. These potential competitors have well-established relationships with current and potential customers and have the resources to enable them too more easily offer a single vendor solution. Like our current competitors, many of these companies have longer operating histories, significantly greater resources and name recognition and larger installed bases of customers than us. As a result, these potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than us.

     We also face competition from systems integrators and internal development efforts. Many systems integrators possess industry specific expertise that may enable them to offer a single vendor solution more easily, and already have a reputation among potential customers for offering enterprise-wide solutions to software programming needs. There can be no assurance that these third parties, many of which have significantly greater resources than us, will not market competitive software products in the future. It is also possible that new competitors or alliances among competitors will emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations.

Internet Servers

     We have deployed two general-purpose servers to support our software product, and to run our web site. One of these servers is located at our principal place of business in Las Vegas, Nevada. The other is located in San Jose at a co-location facility owned and operated by AboveNet [AboveNet is in the process of being merged with a subsidiary of MetroMedia Fiber]. We plan to use part of the proceeds from this offering to acquire and place additional servers in facilities in Vienna (Virginia, United States), London (United Kingdom), and Japan.

     In addition to these general-purpose servers, we also maintain several servers that are capable of running our portable software components and frameworks. We plan to use part of the proceeds to purchase additional servers for this purpose, both for testing and assuring the portable nature of the frameworks, and for providing operational support for our web servers and clients.

Employees

     We currently employ 8 people on a full time basis and no part time employees. Our personnel structure can be divided into two broad categories; finance and administration (2 of the 8 employees), and software engineering personnel. Upon the successful closing of the maximum offering, we have plans to hire additional software engineering personnel and additional management personnel, an exact number of personnel to be hired has not been determined.

     None of our employees is represented by a labor union or subject to a collective bargaining agreement.

                          REPORTS TO STOCKHOLDERS

     We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our securities are registered under the exchange act, we will file reports and other information with the Securities and Exchange Commission. We intend to register our securities under Section 12(g) of the Exchange Act. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the Pacific Regional Office located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648, the New York Regional Office located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission's web site (http://www.sec.gov).

     We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we may issue unaudited quarterly or other interim reports to stockholders, as it deems appropriate.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by the financial statements section included herein.

     With the exception of historical matters, the matters discussed herein are forward looking statements that involve risks and uncertainties. Forward looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, the date of introduction or completion of our products, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere in this Prospectus.

Overview

     NFOX.COM, which was organized in April 1999, is a Development Stage Company, engaged in the business of developing portable software components and frameworks for the transportation and management of information over computer networks. We have a limited operating history and have not generated revenues from the sale of any products. Our activities have been limited to the development of prototypes and analyzing the market conditions for the proprietary services and products. Consequently, we have incurred the expenses of start-up. Future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our services and products, the level of competition and our ability to deliver services and products while maintaining quality and controlling costs.

Results of Operations

Period from April 14, 1999 (Inception) to June 30, 1999 and quarter ending September 30, 1999.

     From inception through the end of the third quarter we achieved three main goals; The formation of our organization to pursue our business strategy, development of a production model and achieving the public company status to assist in funding our objectives.

     Revenues. We are a development stage enterprise as defined in SFAS #7, and have yet to generate any revenues. We are devoting substantially all of our present efforts to: (1) developing our technology and other programs,
(2) developing our market, and (3) obtaining sufficient capital to commence full operations.

     Pre-Operating Expenses. Pre-Operating expenses for the period from April 14, 1999 to June 30, 1999 were $101,544. Pre-Operating expenses for the period from July 1, 1999 to September 30, 1999 were $161,463.

     Research and Development. Research and Development expenses have not been a significant portion of the total Pre-Operating expenses.

Plan of Operation

     During the next 12 months we plan to focus our efforts on the continued development of our proposed products, search for possible collaborative partners in our industry and to release the first product on a beta level to be tested by a limited number of end users.

Liquidity and Capital Resources

     Cash and cash equivalents will be increasing primarily due to commencement of operations. The receipt of funds from this Offering and loans obtained through private sources by us are anticipated to offset the near term cash equivalents of the Company. Since inception, we have financed our cash flow requirements through issuance of common stock. As we expand our activities, we may continue to experience net negative cash flows from operations, pending receipt of sales revenues. Additionally we may be required to obtain additional financing to fund operations through common stock offerings and bank borrowings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital.

     Over the next twelve months, we intend to increase our revenues by releasing our products under development to our target markets. However, we will continue the research and development of our products, increase the number of our employees, and expand our facilities where necessary to meet product development and completion deadlines. We believe that, funds from the maximum offering, existing capital and anticipated funds from operations will be sufficient to sustain operations and planned expansion in the next twelve months. However, if we were only to achieve the minimum offering we may have to seek additional financing in order to sustain operations. There can be no assurance such additional funds will be available or that, if available, such additional funds will be on terms acceptable to us. In either case, the financing could have negative impact on our financial condition and our stockholders.

     We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology and products, provide superior customer services and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Costs Associated with Year 2000 Problem

     We have incurred minimal expenses associated with the Year 2000 Problem. As a result the Company being a Development Stage Enterprise, our computer equipment is being purchased as Year 2000 compliant, where possible.


                                FACILITIES

     We have leased 2,370 square feet of office space located at 6216 S. Sandhill Rd., Suite C, Las Vegas, Nevada 89120. The lease is for a three-year term. We believe that our facilities are adequate for our purposes at this time.


                           CERTAIN TRANSACTIONS

Consulting Contracts

     In April of 1999, we retained the consulting services of Ray Waddell to assist us in product development and market research. Mr. Waddell is also one of our Directors. We agreed to pay Mr. Waddell at the rate of $1,000 per month for his consulting services for a five (5) year term.


                       MARKET PRICE OF COMMON STOCK

     We intend to file for inclusion of our common stock on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board; however, there can be no assurance that NASD will approve the inclusion of the common stock. Prior to the effective date of this offering, our common stock was not traded.

     As of November 1, 1999 there were approximately 127 stockholders of our common stock.

                                 DIVIDENDS

     The payment by us of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

                          EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation of our Chief Executive Officer, Karl Kraft from inception (April 14, 1999) to June 30, 1999. No other officer or director has received or is anticipated to receive remuneration in excess of $100,000 for fiscal 1999. The remuneration described in the table does not include the cost to us of benefits furnished to the named executive officer, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of our business. The value of such benefits cannot be precisely determined, but the executive officer named below did not receive other compensation in excess of the lesser of $50,000 or 10% of such officer's cash compensation.

Summary Compensation Table
                                                            Long Term
                           Annual Compensation            Compensation
Name and Principal
     Position                             Other Annual Restricted
                    YTD   Salary   Bonus  Compensation    Stock    Options
Karl Kraft,
   President, CEO  1999   $41,500   N/A       N/A          N/A     500,000


     Karl Kraft is subject to a five year employment agreement with annual salary of $120,000 and a $600 per month auto allowance.

Key Officer Employment Agreements

Karl Kraft, Chief Executive Officer and President, pursuant to a written agreement dated April 16, 1999 and continuing for five (5) years, in consideration for his services, Mr. Kraft will receive an annual base Salary of $120,000. Mr. Kraft has agreed to receive a reduced salary of $5,000 per month and defer payment of the balance of his salary until we release our first two products or have sufficient capital to pay his full salary. As additional compensation, Mr. Kraft receives an auto allowance of $600 per month, such allowance will be paid when our board of directors determines we have become profitable and are generating sufficient revenue to pay such allowance.

Charles Catania, Secretary and Treasurer, pursuant to a written agreement dated April 16, 1999 and continuing for five (5) years, in consideration for his services, Mr. Catania will receive an annual base Salary of $48,000 for the first year of employment, increasing to $84,000 per year in the remaining years. Mr. Catania has agreed to receive a reduced salary of $1,000 per month and defer payment of the balance of his salary until we have sufficient capital to pay his full salary. As additional compensation, Mr. Catania receives an auto allowance of $600 per month, such allowance will be paid when our board of directors determines we have become profitable and are generating sufficient revenue to pay such allowance.

Compensation Committee Interlocks and Insider Participation

     We do not currently have a compensation committee of the Board of Directors. However, the Board of Directors intends to establish a compensation committee, which is expected to consist of three inside directors and two independent members.

Stock Option Plan and Non-Employee Directors' Plan

     The following descriptions apply to stock option plans which we adopted in April of 1999; 820,600 options have been granted as of the date of this Prospectus.

     We have reserved for issuance an aggregate of 1,500,000 shares of common stock under our 1999 Stock Option Plan and Non-Employee Directors' Plan. These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for our continued success and growth, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to us in the future.

Stock Option Plan

     Officers (including officers who are members of the Board of Directors), directors (other than members of the stock option committee to be established to administer the stock option plan and the directors' plan) and other employees and consultants and its subsidiaries (if established) will be eligible to receive options under the planned stock option plan. The committee will administer the stock option plan and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plan.

     Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted.

     Each option granted under the stock option plan will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. In the event of a change of control (as defined in the stock option plan), the date on which all options outstanding under the stock option plan may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

Option Grants

     The Board of directors adopted and the stockholders approved the adoption of our 1999 stock option plan pursuant to which incentive stock options or nonstatutory stock options to purchase up to 1,500,000 shares of common stock may be granted to employees, directors and consultants. Pursuant to the plan we granted stock options as follows:

        Date Granted              Exercise Price        Number of Shares
April 16, 1999
                      Granted                   $0.20              675,000
                    Exercised                       0                    0
                    Cancelled                       0                    0

July 1, 1999
                      Granted                   $1.00              145,600
                    Exercised                       0                    0
                    Cancelled                       0                    0

Total outstanding
November 1, 1999                                                   820,600

Transfer Agent

     The transfer agent for the common stock will be Pacific Stock Transfer, 5844 S. Pecos Road, Suite D, Las Vegas, Nevada 89120.


                      SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of 6,767,950 shares of Common Stock, assuming:

          (i)  the maximum offering of 2,250,000 shares is achieved, and
          (ii) no exercise of options to purchase 820,600 shares of common stock outstanding as of the date of this Prospectus.

     Of these shares, the 2,250,000 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 4,517,950 shares of common stock held by our existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act.
As a result of the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

    (i) no restricted shares will be eligible for immediate sale on the date of this Prospectus;
   (ii) 140,000 restricted shares will be eligible for sale 90 days after the date of this Prospectus; and
  (iii)the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, subject to restrictions on such sales by affiliates and certain vesting provisions.

     In general, under Rule 144 as currently in effect, beginning 90 days after the Effective Date, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

          (i) one percent of the then outstanding shares of our common stock; or
          (ii) the average weekly trading volume of our common stock in the Over-the-Counter Bulletin Board during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC.

     Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the resale limitations.

     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non- Affiliates to sell their Rule 701 Shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 Shares without complying with the public information, volume and notice provisions of Rule 144.


               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                  ON ACCOUNTING AND FINANCIAL DISCLOSURE

     In July 1999, we engaged the services of Barrie L. Friedman, P.C. of Las Vegas, Nevada, to provide an audit of our financial statements for the period from April 14, 1999 (inception) to June 30, 1999. This was our first auditor. We have no disagreements with our auditor through the date of this Prospectus.

                                 NFOX.COM

                       INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT                                  F-1
BALANCE SHEET - ASSETS                                        F-2
BALANCE SHEET - LIABILITIES AND STOCKHOLDERS EQUITY           F-3
STATEMENT OF OPERATIONS                                       F-4
STATEMENT OF STOCKHOLDERS' EQUITY                             F-5
STATEMENT OF CASH FLOWS                                       F-6
NOTES    TO   FINANCIAL   STATEMENTS                       F-7-10

                       INDEPENDENT AUDITORS' REPORT

Board Of Directors                              November 15, 1999
NFOX.COM
Las Vegas, Nevada


     I have audited the Balance Sheet of NFOX.COM, (A Development Stage Company), as of June 30, 1999, and the related Statements of Operations, Stockholders' Equity and Cash Flows for the period April 14, 1999,
(inception) to June 30, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NFOX.COM, (A Development Stage Company), as of June 30, 1999, and the results of its operations and cash flows for the period April 14, 1999, (inception) to June 30, 1999, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, the Company has had no operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Barry L. Friedman
Certified Public Accountant

                                 NFOX.COM
                       (A Development Stage Company)

                               BALANCE SHEET

                                  ASSETS

                                                    As of        As of
                                                  June 30,     September
                                                    1999        30, 1999
                                                  (Audited)   (Unaudited)
CURRENT ASSETS:
   Cash                                             $ 205,923     $ 25,992
                                                 ------------  -----------
     TOTAL CURRENT ASSETS                           $ 205,923     $ 25,992
                                                 ------------  -----------
FIXED ASSETS:
   Equipment (Net)                                  $   6,610     $ 39,636
                                                 ------------  -----------
     TOTAL FIXED ASSETS                             $   6,610     $ 39,636
                                                 ------------  -----------
OTHER ASSETS:
   Deposits                                         $   3,637    $   3,637
   Public Offering Costs                                    0        5,762
                                                 ------------  -----------
     TOTAL OTHER ASSETS                             $   3,637    $   9,399
                                                 ------------  -----------
  TOTAL ASSETS                                       $216,170     $ 75,027
                                                 ============  ===========

See accompanying notes to financial statements


                                 NFOX.COM
                       (A Development Stage Company)

                               BALANCE SHEET

                   LIABILITIES AND STOCKHOLDERS' EQUITY

                                                   As of         As of
                                                  June 30,     September
                                                    1999        30, 1999
                                                 (Audited)    (Unaudited)
CURRENT LIABILITIES:
   Payroll Taxes Payable                           $     264      $ 10,550
   Accounts Payable                                        0           434
   Accrued Expenses                                   20,500        28,100
                                                 -----------  ------------
     TOTAL CURRENT LIABILITIES                     $  20,764      $ 39,084
                                                 -----------  ------------
STOCKHOLDERS' EQUITY:

  Preferred Stock, $0.001 par value
  Authorized 10,000,000 shares
  issued and outstanding at
  September 30, 1999-None                          $       0     $       0

  Common stock, $.001 par value
  Authorized 25,000,000 shares
  issued and outstanding at
  September 30, 1999-4,517,950 shares                  4,518         4,518

  Additional paid-in capital                         292,432       294,432

  Deficit accumulated during
  Development stage                                (101,544)     (263,007)
                                               -------------  ------------
     TOTAL STOCKHOLDER'S EQUITY                    $ 195,406     $  35,943
                                               -------------  ------------
   TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY                                          $ 216,170     $  75,027
                                               =============  ============

See accompanying notes to financial statements

                                 NFOX.COM
                       (A Development Stage Company)

                          STATEMENT OF OPERATIONS

                                                 April 14,      For the
                                                    l999      Three Months
                                                (Inception)      Ended
                                                to June 30,    September
                                                    1999        30, 1999
                                                 (Audited)    (Unaudited)
INCOME:
  Revenue                                        $         0   $         0
                                               -------------  ------------
EXPENSES:
  Auto Allowance                                       3,000         3,600
  Bank Charges                                             4             9
  Consulting Services                                 37,500             0
  Contract Labor                                           0         3,000
  Data Processing                                        250           352
  Depreciation                                           228         3,060
  Dues and Subscriptions                                   0           600
  Education and Seminars                                   0           450
  Entertainment                                          245         2,497
  Gifts                                                    0           116
  Insurance                                                0           572
  Insurance - Medical                                      0         4,018
  Interest Expense                                         0             2
  Internet Expense                                       464        10,882
  Legal Expense                                       10,000             0
  Licensing Expense                                      120             0
  Miscellaneous Expense                                    0         2,000
  Moving Expense                                           0         1,000
  Office Expense                                           0         3,797
  Office Supplies                                        876         4,370
  Organization Cost Expense                              905             0
  Postage                                              1,668           323
  Printing                                             1,982         1,381
  Professional Fees                                        0         3,095
  Promotion                                              187           807
  Public Offering Expense                                590         (590)
  Rent                                                 3,318        10,737
  Salary                                              35,000        89,328
  Taxes - Other                                          239            50
  Taxes - Payroll                                      1,794         8,935
  Telephone                                              106         3,501
  Trade Show Expense                                   1,099           690
  Travel Expense                                       2,175         3,717
                                               -------------  ------------
     TOTAL EXPENSES                              $   101,750   $   162,299
                                               -------------  ------------
  NET LOSS OPERATIONS                            $ (101,750)   $ (162,299)

  Other income or expense
  Interest Income                                        206           836
                                               -------------  ------------
  NET INCOME(+)/ OR LOSS(-)                      $ (101,544)   $ (161,463)
                                               =============  ============
Weighted  average  number  of  common   shares
outstanding                                        4,237,666     4,517,950
                                               =============  ============
  Net Loss Per Share                               $   (.02)     $   (.04)

See accompanying notes to financial statements

                              NFOX.COM
                       (A Development Stage Company)

                     STATEMENT OF STOCKHOLDERS' EQUITY



                                                                     Deficit
                                                                   accumulated
                                                       Additional     during
                                                         paid in   development
                                    Common Stock         capital      stage
                                 Shares      Amount
April 14, 1999
Issued for cash                  4,000,000   $  4,000   $        0   $        0

April 16, 1999
for corporate
services                           140,000        140       34,860

May 14, 1999
Public offering
for cash                           160,000        160       39,840

June 30,1999
Public offering
for cash                           217,950        218      217,732

Net loss,
April 14, 1999 (inception)
To June 30,1999                                                       (101,544)
                               -----------   -------   ----------   -----------
Balance,
June 30,1999                     4,517,950   $  4,518   $  292,432  $ (101,544)
                               ===========   =========  ==========  ===========
July 1, 1999 subscription
receivable for previous sale
of common stock                          -          -   $    2,000

Net loss
Three Months Ended
September 30, 1999                                                    (161,463)

Balance,
September 30, 1999               4,517,950   $  4,518   $  294,432  $ (263,007)
                               ===========  =========  ===========  ===========

See accompanying notes to financial statements

                                 NFOX.COM
                       (A Development Stage Company)

                          STATEMENT OF CASH FLOWS

                                                April 14,    Three Months
                                                  l999          Ended
                                               (Inception)  September 30,
                                               to June 30,       1999
                                                  1999       (Unaudited)
                                                (Audited)
OPERATING ACTIVITIES
  Net Income(+)/ Loss(-)                       $  (101,544)   $  (161,463)
  Adjustments to reconcile net income or
  loss to net cash provided by operations:
   Depreciation                                         228          3,060
   Issue common stock for
    Corporate Services                               35,000              0
   Accounts Payable                                     264         10,721
   Accrued Expenses                                  20,500          7,600
                                               ------------   ------------

Net cash provided by Operating Activities      $   (45,552)   $  (140,082)
                                               ============   ============
INVESTING ACTIVITIES
   Equipment                                        (6,838)       (36,085)
   Deposits                                         (3,637)              0
   Public Offering Costs                                  0        (5,762)
                                               ------------   ------------
Net cash provided by Investing Activities      $   (10,475)  $    (41,847)
                                               ============  =============
FINANCING ACTIVITIES
  Sale of Common Stock                         $    261,950     $    1,998
                                               ------------  -------------
Net cash provided by Financing Activities      $    261,950     $    1,998
                                               ============  =============
Net increase in cash                           $    205,923   $  (179,931)

Cash,
Beginning of period                                       0        205,923
                                               ------------  -------------
Cash,
End of period                                  $    205,923  $      25,992
                                               ============  =============

See accompanying notes to financial statements

                                 NFOX.COM
                       (A Development Stage Company)

                       NOTES TO FINANCIAL STATEMENTS


NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

     The Company was organized April 14, 1999, under the laws of the State of Nevada, as NFOX.COM. The Company has no operations and in accordance with SFAS #7, the Company is considered a development stage company.

     On April 14, 1999, the company issued 4,000,000 shares of its $0.001 par value common stock for cash of $4,000.00 to its directors.

     On April 16, 1999, the Company issued a total of 140,000 shares of common stock for services under Rule 701 of the Securities Act of 1933, as amended. The shares were valued at $0.25 per share and are considered "Restricted Securities". All of the shares were issued pursuant to written agreements between the Company and the consultants on April 16, 1999.

     On April 21, 1999, the Company initiated an exempt placement of securities for 300,000 shares of common stock, pursuant to Rule 504 of Reg. D, at a price of $0.25 per share. On May 14, 1999, the Company terminated the Offering following the sale of 160,000 shares for $40,000 in cash consideration.

     On May 21, 1999, the Company initiated an exempt placement of securities for 925,000 shares of common stock, pursuant to Rule 504 of Reg. D, at a price of $1.00 per share. On June 30, 1999, the Company terminated the Offering following the sale of 217,950 shares for $217,950 in cash consideration.

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

     Accounting policies and procedures have not been determined except as follows:

     1. The Company uses the accrual method of accounting.

     2. The cost of organization, $905.00, is being amortized over a period of 60 months (April 14, 1999, through April 13, 2004).

     3. Earnings per share is computed using the weighted average number of shares of common stock outstanding.

     4. The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid since inception.

                                 NFOX.COM
                       (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS CONTINUED

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES CONTINUED

      5. Income Taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, (SFAS #109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

NOTE 3 - GOING CONCERN

     The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through future private placements or public offerings.

NOTE 4 - RELATED PARTY TRANSACTION

     The  officers  and  directors of the Company  are  involved  in  other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 5 - OFFICERS ADVANCES

     While the Company is seeking additional capital through a private placement or a public offering, an officer of the Company has advanced funds on behalf of the Company to pay for any costs incurred by it. These funds are interest free. As of June 30, 1999, the amount advanced is zero.

NOTE 6 - LEASES

     On June 30, 1999, the Company entered into an operating lease for 2,370 square feet of executive office space in Las Vegas, Nevada, which expires June 30, 2002. Total rent to be paid for the period July 1, 1999, to June 30, 2002, is $119,448.

                                 NFOX.COM
                       (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS CONTINUED


NOTE 7 - EMPLOYMENT CONTRACTS

     Karl Kraft, Chief Executive Officer and President, pursuant to a written agreement dated April 16, 1999, and continuing for five (5) years, in consideration for his services to the Company, Mr. Kraft will receive an annual base salary of $120,000. Mr. Kraft has agreed to receive a reduced salary of $5,000 per month and defer payment of the balance of his salary until the Company releases its first two products or has sufficient capital to pay his full salary. As additional compensation, Mr. Kraft receives an auto allowance of $600 per month, such allowance will accrue and be paid when the Company becomes profitable. In addition, Mr. Kraft received options to purchase 500,000 shares of common stock at a price of $0.20 per share for the term of his agreement. As of June 30, 1999, Mr. Kraft has accrued $6,500 in consideration.

     Charles Catania, Secretary and Treasurer, pursuant to a written agreement dated April 16, 1999, and continuing for five (5) years, in consideration for his services to the Company, Mr. Catania will receive an annual base salary of $48,000 for the first year of employment, increasing to $84,000 per year in the remaining years. Mr. Catania has agreed to receive a reduced salary of $1,000 per month and defer payment of the balance of his salary until the Company has sufficient capital to pay his full salary. As additional compensation, Mr. Catania receives an auto allowance of $600 per month, such allowance will accrue and be paid when the Company becomes profitable. In addition, Mr. Catania received options to purchase 100,000 shares of common stock at a price of $0.20 per share for the term of his agreement. As of June 30, 1999, Mr. Catania has accrued $11,500 in consideration.

      On July 20, 1999, the board of directors of the Company agreed to discontinue the accrual of the auto allowance as of July 1, 1999 to Messrs. Kraft and Catania and will only pay the auto allowance when the Company becomes profitable.

NOTE 8 - CONSULTING AGREEMENTS

     On April 16, 1999, the Company retained the consulting services of Ray Waddell to assist it in product development and market research. Mr.
Waddell is also a Director of the Company. The Company agreed to pay Mr. Waddell at the rate of $1,000 per month for said consulting services for a term of five (5) years. In addition, Mr. Waddell received options to purchase 75,000 shares of common stock at a price of $0.20 per share for the term of his agreement. As of June 30, 1999, Mr. Waddell has accrued $2,500 in consideration.

                                 NFOX.COM
                       (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS CONTINUED


NOTE 9 - STOCK OPTIONS

     The Board of directors adopted and the stockholders approved the adoption of the Company's 1999 Stock Option Plan pursuant to which incentive stock options or nonstatutory stock options to purchase up to 1,500,000 shares of common stock may be granted to employees, directors and consultants. Pursuant to the plan, on April 16, 1999, the Company granted 675,000 stock options to key management and consultants pursuant to certain employment and consulting agreements as follows:

                             Exercise Price       Number of Shares
                 Granted                 $0.20                 675,000
               Exercised                     0                       0
               Cancelled                     0                       0
Total outstanding
June 30, 1999                                                  675,000

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

     The By-laws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of the Company if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

     Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.


RECENT SALES OF UNREGISTERED SECURITIES

     On April 14, 1999, we issued 4,000,000 shares of our $0.001 par value common stock for cash of $4,000.00 to our three directors. All of the shares were issued pursuant to Rule 4(2).

     On April 16, 1999, we issued a total of 140,000 shares of common stock to five individuals for various consulting services associated with the structuring of our future public company status. The shares were issued under Rule 701 of the Securities Act of 1933, as amended. The shares were valued at $0.25 per share and are considered "Restricted Securities". All of the shares were issued pursuant to written agreements between the Company and the consultants on April 16, 1999.

     In April of 1999, we initiated an exempt private placement of securities of 300,000 shares of common stock, pursuant to Rule 504 of Reg. D, at a price of $.25 per share. The shares were offered directly by us to unaccredited investors which were known by our officers and directors. The shares were considered "restricted securities." On May 14, 1999 we terminated the offering following the sale of 160,000 shares for $40,000 in cash consideration.

     On May 21, 1999, we initiated an exempt placement of securities for 925,000 shares of common stock, pursuant to Rule 504 of Reg. D, at a price of $1.00 per share. Again, we offered the shares to unaccredited investors known by us. On June 30, 1999, we terminated the offering following the sale of 217,950 shares for $217,950 in cash consideration.

EXHIBITS

     The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

A.   The undersigned registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.
     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Las Vegas, State of Nevada, on November 17, 1999.



NFOX.COM

By: /s/ Karl Kraft
Karl Kraft, President



Special Power of Attorney

     The undersigned constitute and appoint Karl Kraft their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney in-fact may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


Signature                Title                         Date

/s/ Karl Kraft           President, Chief              September 8, 1999
Karl Kraft               Executive Officer,
                         Director

/s/ Charles Catania      Vice President,               September 8, 1999
Charles Catania          Secretary, Director

/s/ Ray Waddell          Director                      September 8, 1999
Ray Waddell

EXHIBIT INDEX

Exhibit                         Description
Number
(1)       N/A
(2)       N/A
(3)(I)    Articles of Incorporation
          (a)  Articles   of   Incorporation  of   Anonymous   Data
               Corporation
(3)(ii)   Bylaws
          (a)  Bylaws of Anonymous Data Corporation
(4)       Instruments defining the rights of security holders:
(4)(I)    (a)  Articles   of   Incorporation  for  Anonymous   Data
               Corporation, a Nevada Corporation
          (b)  Bylaws  of  Anonymous  Data  Corporation,  a  Nevada
               Corporation
          (c)  Stock Certificate Specimen
(5)*      Opinion re: Legality
          (a)  Sperry Young & Stoecklein
(6)       N/A
(7)       N/A
(8)       N/A
(9)       N/A
(10)(i)   Material Contracts
          (a) 1998 Stock Option Plan
        * (b) Employment Agreement for Karl Kraft
        * (c) Employment Agreement for Charles Catania
        * (d) Consulting Agreement for Ray Waddell
        * (e) Commercial Lease for Company's Facilities
        * (f) Addendum for Commercial Lease
(11)      Statement regarding computation of per share earnings
          (a) Please see Statement of Operations of the Audited Financials filed herewith
(12)      N/A
(13)      N/A
(14)      N/A
(15)      N/A
(16)      N/A
(17)      N/A
(18)      N/A
(19)      N/A
(20)      N/A
(21)      N/A
(22)      N/A
(23)*     Consent of experts
          (a) Sperry Young & Stoecklein
          (b) Barry L. Friedman, P.C.
(24)      N/A
(25)      N/A
(26)      N/A
(27)      Financial Data Schedule
          *Filed herewith.